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                                                                    Exhibit 2(d)

                              AMENDMENT OF BY-LAWS

RESOLVED, that Article III of the By-Laws be, and it hereby is, amended changing the caption thereof to read "OFFICERS, AGENTS AND EMPLOYEES" and by adding a new Section 3.10 to read as follows:

                SECTION 3.10. HONORARY TRUSTEES. The Board of Trustees may from time to time designate and appoint one or more qualified persons to the position of "honorary Trustee". Each honorary Trustee shall serve for such term as shall be specified in the resolution of the Board of Trustees appointing him or until his earlier resignation or removal. An honorary Trustee may be removed from such position with or without cause by the vote of a majority of the Board of Trustees given at any regular or special meeting. An honorary Trustee may be invited to attend all meetings of the Board of Trustees but shall not be present at any portion of a meeting from which the honorary Trustee shall have been excluded by vote of the Trustees. An honorary Trustee shall not be a "Trustee" or "Officer" within the meaning of the Trust's Agreement and Declaration of Trust, as amended, or of these By-Laws, shall not be deemed to be a member of an "advisory board" within the meaning of the 1940 Act, shall not hold himself out as any of the foregoing, and shall not be liable to any person for any act of the Trust. Notice of special meetings may be given to an honorary Trustee but the failure to give such notice shall not affect the validity of any meeting or the action taken thereat. An honorary Trustee shall not have the powers of a Trustee, may not vote at meetings of the Board of Trustees and shall not take part in the operation or governance of the Trust. An honorary Trustee shall receive compensation in the same amount and in the same manner as that provided to a Trustee of the Trust and may be reimbursed for expenses incurred in attending meetings of the Board of Trustees or otherwise.


                        APPOINTMENT OF HONORARY TRUSTEE

RESOLVED, that Frederick T. Kelsey be, and he hereby is, appointed an honorary Trustee of the Trust, effective as of April 29, 1994 to serve pursuant to the provisions of the Trust's Agreement and Declaration of Trust, as amended, until April 29, 1995.